EXHBIT 99.1

For Immediate Release

Contact:             Willing L. Biddle, President & CEO
John T. Hayes, SVP & CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc.
Announces The Election of
Bryan O. Colley to the Board of Directors

GREENWICH, CONNECTICUT March 28, 2016…Urstadt Biddle Properties Inc.  (NYSE: UBA and UBP) announced that at the Company's annual meeting held on March 24, 2016 the stockholders of the Company elected Bryan O. Colley to fill a vacancy on the Company's Board of Directors.  Mr. Colley is a principal of Benchris, Inc., Bryan C. Limited Partnership, and McMontebello LLC, which collectively operate numerous McDonald's restaurants.  He is the founder and Chairman (since 2000) of Ronald McDonald House of the Greater Hudson Valley.  Mr. Colley is an attorney and currently serves as a director of Country Bank.  He previously served as a director of Tosco Funding Corporation and Tosco Capital Corporation.

The stockholders also re-elected Messrs. Willing L. Biddle and Robert J. Mueller as Directors of the Company.

Charles J. Urstadt, Chairman of the Board of Directors commented "We are delighted to welcome Bryan to the Board.  We expect that his background in retailing, law and commercial real estate will make him a valuable addition to the Board."

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 73 properties containing approximately 4.9 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties.  It has paid 184 consecutive quarters of uninterrupted dividends to its shareholders since its inception and raised its dividend to its shareholders for the last 22 consecutive years.